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                                                                    EXHIBIT 99.1
PRESS RELEASE

DOUBLECLICK INC. ELECTS TO TERMINATE MERGER AGREEMENT WITH NETCREATIONS

NEW YORK--(BUSINESS WIRE)--Dec. 21, 2000--DoubleClick Inc. (NASDAQ:DCLK - news), the leading global Internet advertising solutions company, today announced that it has elected not to match an offer from an unrelated third party that has proposed to acquire all of the outstanding shares of NetCreations, Inc. (Nasdaq:NTCR - news).

As a result, DoubleClick has elected to terminate the merger agreement with NetCreations. On October 2, 2000, DoubleClick entered into an agreement to acquire NetCreations in an all stock transaction. Under the terms of the merger agreement, NetCreations is required to pay to DoubleClick a breakup fee of $8.6 million plus expenses following this termination.

Stephen Collins, Chief Financial Officer, said, "DoubleClick is committed to being the leader in email marketing technology and services, and over the last quarter DoubleClick's email business has achieved tremendous growth. Since its launch in October, DARTmail has quickly scaled to deliver over 90 million emails a month on behalf of an expanding list of over 60 customers. In addition, over the last two quarters, DoubleClick's email List Services business has increased from 2 million to 18 million names under management. We are disappointed that NetCreations won't be a part of our success, but considering NetCreations' recently announced operating results and our own internal progress on email, we have decided not to raise our existing offer. Going forward, we will continue to aggressively pursue opportunities to grow our email business both organically and through acquisitions."

About DoubleClick Inc.

DoubleClick Inc. (www.doubleclick.net) is a leading provider of comprehensive global Internet advertising solutions for marketers and Web publishers. Combining technology, media and data expertise, DoubleClick centralizes planning, execution, control, tracking and reporting for online media campaigns. DoubleClick Inc. has Global headquarters in New York City and maintains over 40 offices around the world.

This release contains forward-looking statements that involve risks and uncertainties. The results or events predicted in these statements may differ materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include DoubleClick's limited operating history, history of losses and possibility of continued losses, DoubleClick's dependence on key publishers, the DoubleClick's reliance on the DoubleClick Networks, and other risks that are contained in documents which DoubleClick files from time to time with the Securities and Exchange Commission. For a discussion of such risks, see DoubleClick's documents filed with the Securities and Exchange Commission.